Exhibit 10(iii)(A)5


       SNET EXECUTIVE NON-QUALIFIED PENSION PLAN AND EXCESS BENEFIT PLAN

The SNET Executive Non-Qualified Pension Plan and Excess Benefit Plan ("Plan") was amended at the December 8, 1993 Board of Directors meeting. The purpose of the amendments was a redesign of the executive pension plans to have the same pension formula apply for executives and management employees, and maximize the benefits which may be payable from the Pension Trust Fund. The redesign also replaces the Mid Career Pension Plan which differentiated based on age and position at time of hire with an executive pension plan which provides the appropriate level of income protection for all executives based on their length of service with the company. The amendments to the Plan are as follows:

1) Effective December 8, 1993, the election by an executive of the Pension Deferral Option under the SNETMPP which defers the commencement of the executive's service pension until no later than age 55 (to reduce or eliminate the early retirement discount), shall result in the deferral of the service benefit payable under the ENQPP for the same period.

2) Effective December 8, 1993, the ENQPP adjusted career income formula shall continue to apply only to those employees who are in executive positions as of December 8, 1993 until such time as there is a change in the SNETMPP formula at which time the executive's accrued vested pension benefit payable under the ENQPP shall be frozen; provided, however, that the amount payable under the ENQPP formula shall be limited to the amount by which the ENQPP benefit exceeds the benefit determined by applying the SNETMPP formula to the executive's Short Term Incentive Award.

3) Effective December 8, 1993, the ENQPP will replace the benefits provided under the SNET Mid Career Pension Plan (SNETMCPP) with a minimum pension benefit payable to executives based on the number of years and months of service completed as of the termination of employment date, and the average annual base salary for the three years immediately preceding the termination date. The ENQPP minimum pension benefit will ensure that the combined pension amounts payable under the SNETMPP, the ENQPP and the SNETMCPP, as applicable, provide a minimum benefit, for executives who terminate employment with up to 25 years of service, of 2 percent per year of service (maximum 40 percent) multiplied by the executives' three year average base salary; or for executives with more than 25 years of service,
    1.6 percent per year of service multiplied by such average pay.

4) Effective January 1, 1994, the following provisions no longer apply to those employees who become eligible to participate after December 8, 1993 except for benefits available under Section 7 which shall remain available until replacement coverage is available under the SNET Executive Split Dollar Life Insurance Plan (SDLIP), and to participants as of December 8, 1993 upon the effective date of replacement coverage under the SDLIP:
       1) Section 4, Paragraph 3(e), Automatic Survivor Annuity;
       2) Section 6, Death Benefits;
       3) Section 7, Post-Retirement Life Insurance Supplement Program;
       4) Section 8, Survivor Annuity Options; and
       5) Section 9, Paragraph 10, Lump Sum Payments.
    To the extent permitted under applicable tax laws, participants as of December 8, 1993 shall be provided an opportunity to maintain the Survivor Annuity Option provisions of the ENQPP at the time the SDLIP becomes effective; provided, however, that in such event the tax gross-up provisions related to such Survivor Annuity Option provisions will not be available.